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                                                                     EXHIBIT 5.2

                               Quarles & Brady LLP
                            411 East Wisconsin Avenue
                         Milwaukee, Wisconsin 53202-4497
                             Telephone: 414-277-5000
                                Fax: 414-271-3552

                                   May 6, 2003

Wisconsin Electric Power Company
231 West Michigan Street
Milwaukee, WI  53203

Ladies and Gentlemen:

     We are providing this opinion in connection with (a) the registration under the Securities Act of 1933, as amended, pursuant to the Registration Statement on Form S-3 (File No. 333-101054), which was declared effective on January 15, 2003 (the "Registration Statement"), of up to $800,000,000 of the securities of Wisconsin Electric Power Company, a Wisconsin corporation (the "Company"), and
(b) the authorization and issuance by the Company of $300,000,000 aggregate principal amount of the Company's 4.50% Debentures due May 15, 2013 and $335,000,000 aggregate principal amount of the Company's 5.625% Debentures due May 15, 2033 (collectively, the "Debentures") under an Indenture, dated as of December 1, 1995 (the "Indenture"), between the Company and U.S. Bank National Association (successor to Firstar Trust Company), as trustee (the "Trustee"), and Securities Resolution No. 5 under the Indenture.

     We have examined (i) the Registration Statement; (ii) the Company's Restated Articles of Incorporation and Bylaws, as amended to date; (iii) the Indenture; (iv) the forms of the Debentures; (v) Securities Resolution No. 5 establishing the terms of the Debentures; (vi) the Underwriting Agreement, dated May 1, 2003 (the "Underwriting Agreement"), between the Company and the several Underwriters named in Schedule A thereto providing for the issuance and sale of the Debentures to the Underwriters; (vii) resolutions of the Board of Directors of the Company; (viii) the order and amended order of the Public Service Commission of Wisconsin (the "PSCW") authorizing the issuance of the Debentures; and (ix) such other documents, and such matters of law, as we have deemed necessary or appropriate for the purposes of this opinion. Upon the basis of that examination, we advise you that, in our opinion:

     1. The Indenture has been duly authorized, executed and delivered by the Company and constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.


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Wisconsin Electric Power Company
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May 6, 2003


     2. The Debentures have been duly authorized by the Company and the PSCW and (assuming due authentication thereof by the Trustee in accordance with the provisions of the Indenture), when executed and delivered pursuant to the Underwriting Agreement for the consideration provided therein, will have been duly executed, issued and delivered by the Company and will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing, and will be entitled to the benefits of the Indenture.

     We consent to the filing of this opinion as an exhibit to Post-Effective Amendment No. 1 to the Registration Statement.

                                       Very truly yours,

                                       /s/ Quarles & Brady LLP

                                       QUARLES & BRADY LLP